Exhibit 99.1

Eric Brock Voted Co-Chair of the Commercial Drone Alliance

Brock will work closely with the Board and CDA members to help support broader industry collaboration and ecosystem development across the commercial drone industry

BOSTON, MA / January 21, 2025 / Ondas Holdings Inc. (NASDAQ: ONDS), ("Ondas", or the "Company"), a leading provider of private industrial wireless networks and commercial drone and automated data solutions, is pleased to announce that Eric Brock, Chairman and CEO of Ondas, has been appointed as Co-Chair of the Commercial Drone Alliance (CDA) Board of Directors.

The CDA, an independent non-profit organization led by key members of the commercial drone industry, collaborates closely with key policymakers at the Federal Aviation Administration (FAA), Department of Transportation, White House, and Congress to educate and champion the future of the drone industry. Mr. Brock joined the CDA Board in July 2023 and now steps into this leadership position to work closely with the Board and CDA members to help support broader industry collaboration and ecosystem development as drone adoption begins to accelerate.

"It's an honor to be appointed as Co-Chair of the CDA Board," stated Eric Brock, Chairman and CEO and Ondas. "The CDA continues to play a crucial role in advocating and advancing public policy initiatives to support the commercial drone sector as it enters a substantial growth phase. To support this growth, it is essential to deepen engagement across the drone ecosystem – from drone systems and service providers to supply chain participants and financial markets. I believe the CDA can engage with this ecosystem and mobilize collaboration to help foster the scalable growth of the drone industry to the benefit of the American public.”

Lisa Ellman, Executive Director of the CDA, stated, "We are thrilled to welcome Eric as Co-Chair, particularly given his proven leadership at Ondas and his commitment to advancing public policy and industry collaboration. His appointment further strengthens our mission to safely integrate drones into the National Airspace System and to unlock this transformative technology's full potential."

About Ondas Holdings Inc.

Ondas Holdings Inc. ("Ondas") is a leading provider of private wireless data solutions via Ondas Networks Inc. ("Ondas Networks") and commercial drone solutions through Ondas Autonomous Systems Inc. via its wholly owned subsidiaries American Robotics, Inc. ("American Robotics" or "AR") and Airobotics LTD ("Airobotics"), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks' standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today's legacy private licensed wireless networks. Ondas Networks' customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Ondas Autonomous Systems Inc. (OAS) specializes in designing, developing, and marketing autonomous drone solutions via its two advanced drone platforms: the Optimus System, the world’s first FAA-certified small UAS (sUAS) for aerial security and data capture, and the Iron Drone Raider, a counter-drone system designed to combat hostile drones. Both platforms are highly automated, AI-powered, and capable of continuous, remote operation for critical defense, infrastructure, industrial, and government applications. American Robotics and Airobotics have achieved industry-leading regulatory milestones, including the first-ever FAA Type Certification for the Optimus System and the first drone system approved by the FAA for automated beyond-visual-line-of-sight (BVLOS) operations without an on-site human operator.

Ondas Networks, American Robotics and Airobotics together provide users in defense, homeland security, public safety and other critical industrial and government security and infrastructure markets with improved connectivity, situational awareness and data collection and information processing capabilities.

Ondas Networks, American Robotics and Airobotics together provide users in defense, homeland security, public safety and other critical industrial and government security and infrastructure markets with improved connectivity, situational awareness and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on X formerly known as Twitter and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on X and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on X and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on X and LinkedIn. For additional information on Ondas Autonomous Systems, follow us on LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading "Risk Factors" discussed under the caption "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption "Item 1A. Risk Factors" in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.
888.350.9994
ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes
Marketing Manager, Ondas Holdings Inc.
preston.grimes@ondas.com